Exhibit 99.1

                                  Press Release

For Further Information:                Contacts:

Multi-Link Telecommunications Inc.      Nigel Alexander, Chief Executive Officer
4704 Harlan Street, Suite 420           (303) 313 2001 or (888) 399 3599
Denver, CO, 80212                       nalexander@multilinkcom.com

Glenayre Technologies, Inc.             Jeanette Daniels
11360, Lakefield Drive,                 Marketing Communications Manager
Duluth, GA 30097                        770 283 1755
                                        jeanette.daniels@glenayre.com

For release:  July 5, 9:00am EST

                    GLENAYRE TECHNOLOGIES BUYS 6.5% STAKE IN
                      MULTI-LINK TELECOMMUNICATIONS, INC.

DENVER CO, [July 5, 2000] Multi-Link Telecommunications, Inc. (NASDAQ: MLNK, MLNKW), a rapidly expanding provider of integrated voice messaging services, today announced that Glenayre Technologies, Inc. (NASDAQ: GEMS) has acquired 264,439 of its common shares representing a stake of approximately 6.5%.

Glenayre purchased 104.439 shares from the Company in a private placement at market price, and a further 160,000 shares from an existing (non affiliate) stockholder.

Multi-Link uses the powerful Glenayre MVP voice-messaging platform in seven cities across the United States.

"We are delighted that Glenayre has taken this step to develop a closer relationship with Multi-Link," said Nigel Alexander, Chief Executive Officer of Multi-Link Telecommunications, Inc. "Having Glenayre as a significant stockholder will allow us to see farther into the future as Unified Messaging, Internet based wireless messaging and other exciting new technological developments become a part of our everyday lives."

"We believe that Multi-Link's plan to create a nationwide unified messaging service bureau has significant potential," said Eric Doggett, Chief Executive Officer of Glenayre. "As a leading global provider of messaging services infrastructure we look forward to having a partner that is very close to the real needs of the small business customer as we develop the next generation of messaging services on the MVP platform".

Following the investment, Glenayre will have visitation rights at Multi-Link's board meetings. Glenayre executives will also provide advice and guidance as Multi-Link executes its business plan.

"This is a natural fit for Glenayre" said Warren Neuburger, Executive Vice President - Products at Glenayre. "We intend to assist Multi-Link to develop a significant service bureau dedicated to meeting the needs of the small business and residential customer in an increasingly complex service area as basic voice mail is replaced by Unified Messaging over the next decade." As a part of the investment Multi-Link has agreed to purchase not less than $2.5 million of equipment over the next three years.

Multi-Link recently announced record revenues and EBITDA for its second quarter of fiscal 2000, and the opening of its new sales and marketing center in Indianapolis, which will target the national residential messaging services market as Multi-Link expands its geographic reach.

About Multi-Link Telecommunications, Inc.

Our goal is to become a significant force within the US Unified Messaging service industry, which is predicted by industry analysts to be an important market over the next few years. At present we provide advanced voice messaging services to businesses and homes. We plan to achieve this market position by acquiring voice messaging subscribers through a national industry consolidation plan, and then to transition our customers to Unified Messaging services as market demand for this service increases. By continuing with our strictly defined acquisition plan, we believe we will be able to continue our profitable growth and that we will be well positioned to participate in the rapidly developing Unified Messaging market in the future.

About Glenayre:

For more than 35 years, Glenayre Technologies Inc. has developed and provided leading-edge personal communications systems to a global network of customers. Glenayre's business focus is to deliver its Solutions for an @ctive World(TM) portfolio, leveraging core competencies in the converging sectors of the wireless Internet and unified messaging to provide differentiated solutions for today's mobile and active lifestyles. With 1,300 employees and 1999 net sales exceeding $238 million, Glenayre provides a complete line of wireless messaging products and systems that include one- and two-way paging infrastructure equipment and award-winning two-way-pagers with Always @ctive(TM) operation. Glenayre also delivers an array of Enhanced Services Platform products that include voicemail, fax messaging, voice- activated services, personal one-number services, and debit/prepaid calling card platforms to a variety of telecommunications service providers. Glenayre's communication products currently operate in more than 100 countries. Glenayre is headquartered in Charlotte, North Carolina. For more information on Glenayre, its products, and services, visit www.glenayre.com . Glenayre, the Glenayre logo, Solutions for an @ctive World, the Solutions for an @ctive World logo and Always @ctive are trademarks of Glenayre Electronics, Inc.

SAFE HARBOR PROVISIONS

This release should be read in conjunction with reports filed by the Company pursuant to the Securities Exchange Act of 1934, as amended. This release contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including, but not limited to, intensity of competition, customer attrition, disruption of local telephone services, technological obsolescence, cost of technology, the availability of third-party billing solutions, the availability of financing, the effects of regional economic and market conditions and increases in marketing and sales costs.

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